SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                             (Amendment No. 1 )(1)

                            Old Line Bancshares, Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67984M100
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /   Rule 13d-1(b)
                  /X/   Rule 13d-1(c)
                  / /   Rule 13d-1(d)




(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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NAME OF REPORTING PERSONS: Jeffrey A. Miller
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------
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CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)   | |
                                                                                (b)   |X|
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SEC USE ONLY

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CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

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    NUMBER OF     SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
   PERSON WITH
------------------------------------------------------------------------------------------------------------
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                  SHARED VOTING POWER                                                               369,848

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                  SOLE DISPOSITIVE POWER                                                                  0

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                  SHARED DISPOSITIVE POWER                                                          369,848

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AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        369,848


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
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PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      8.7%

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TYPE OF REPORTING PERSON*                                                                                IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                      -2-






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NAME OF REPORTING PERSONS: Eric D. Jacobs
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)   | |
                                                                                (b)   |X|
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEC USE ONLY

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CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

------------------------------------------------------------------------------------------------------------
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    NUMBER OF     SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
   PERSON WITH
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED VOTING POWER                                                               369,848

------------------------------------------------------------------------------------------------------------
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                  SOLE DISPOSITIVE POWER                                                                  0

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                                                          369,848

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        369,848


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      8.7%

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TYPE OF REPORTING PERSON*                                                                                IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      -3-









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NAME OF REPORTING PERSONS: Miller & Jacobs Capital, L.L.C.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  66-0624718
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------------------------------------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)   | |
                                                                                (b)   |X|
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEC USE ONLY

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CITIZENSHIP OR PLACE OF ORGANIZATION        U.S. Virgin Islands

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    NUMBER OF     SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
   PERSON WITH
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED VOTING POWER                                                               369,848

------------------------------------------------------------------------------------------------------------
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                  SOLE DISPOSITIVE POWER                                                                  0

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                                                          369,848

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        369,848


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      8.7%

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TYPE OF REPORTING PERSON*                                                                                CO

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                       *SEE INSTRUCTION BEFORE FILLING OUT


                                      -4-






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NAME OF REPORTING PERSONS: Acadia Master Fund I, Ltd.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)   | |
                                                                                (b)   |X|
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEC USE ONLY

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CITIZENSHIP OR PLACE OF ORGANIZATION        Cayman Islands

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    NUMBER OF     SOLE VOTING POWER                                                                       0
SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
                           PERSON WITH
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED VOTING POWER                                                               359,410

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                  SOLE DISPOSITIVE POWER                                                                  0

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                                                          359,410

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        359,410


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     8.45%

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                                                CO

------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                      -5-






Item 1(a).        Name of Issuer:

                           Old Line Bancshares, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           1525 Point Ridge Place
                           Bowie, MD 20716

Item 2(a).        Name of Persons Filing:

                           Jeffrey A. Miller
                           Eric D. Jacobs
                           Miller & Jacobs Capital, L.L.C.
                           Acadia Master Fund I, Ltd.
                           (collectively, the "Reporting Persons")


Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal business address of Jeffrey A. Miller, Eric D. Jacobs, and Miller & Jacobs
                  Capital, L.L.C. is:

                           P.O. Box 26039 Gallows Bay Station
                           Christiansted, St. Croix, USVI 00824

                  The principal business address of Acadia Master Fund I, Ltd. is:

                           c/o Butterfield Fund Services (Bermuda) Limited
                           Rosebank Centre
                           11 Bermudiana Road
                           Hamilton HM 08
                           Bermuda


Item 2(c).        Citizenship:

                           Jeffrey A. Miller:  United States of America
                           Eric D. Jacobs:  United States of America
                           Miller & Jacobs Capital, L.L.C. is organized in the U.S. Virgin Islands
                           Acadia Master Fund I, Ltd. is organized in the Cayman Islands


                                      -6-


Item 2(d).        Title of Class of Securities:

                           Common Stock, $0.01 par value per share

Item 2(e).        CUSIP Number:

                           67984M100

Item 3.           If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the
                  person filing is a:                Not Applicable

                      (a)           [ ] Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

                      (c)           [ ] Insurance Company as defined in Section
                                    3(a)(19) of the Exchange Act;

                      (d)           [ ] Investment Company registered under
                                    Section 8 of the Investment Company Exchange
                                    Act;

                      (e)           [ ] Investment Adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                      (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                      (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                      (h)           [ ] Saving Association as defined in Section
                                    3(b) of The Federal Deposit Insurance Act;

                      (i) [ ] Church Plan that is excluded from the definition of an Investment Company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                      (j)           [ ] Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  A. Jeffrey A. Miller

                  (a)  Amount beneficially owned:                                       369,848
                  (b)  Percent of Class:                                                   8.7%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0

                                      -7-


                      (ii) Shared power to vote or to direct the vote:                  369,848
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of:     369,848


                  B. Eric D. Jacobs

                  (a)  Amount beneficially owned:                                       369,848
                  (b)  Percent of Class:                                                   8.7%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0
                      (ii) Shared power to vote or to direct the vote:                  369,848
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of:     369,848


                  C. Miller & Jacobs Capital, L.L.C.

                  (a)  Amount beneficially owned:                                       369,848
                  (b)  Percent of Class:                                                   8.7%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0
                      (ii) Shared power to vote or to direct the vote:                  369,848
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of:     369,848


                  D. Acadia Master Fund I, Ltd.

                  (a)  Amount beneficially owned:                                       359,410
                  (b)  Percent of Class:                                                  8.45%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0
                      (ii) Shared power to vote or to direct the vote:                  359,410
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of:     359,410


         As calculated in accordance with Rule 13d-3 of the Securities Exchange
Act of 1934, as amended, Jeffrey A. Miller, Eric D. Jacobs, Miller & Jacobs
Capital, L.L.C. beneficially own 369,848 shares of the Issuer's Common Stock, representing 8.7% of the Common Stock and Acadia Master Fund I, Ltd.
beneficially owns 359,410 shares of the Issuer's Common Stock, representing
8.45% of the Common Stock. Mr. Miller and Mr. Jacobs do not directly own any


                                      -8-

shares of Common Stock, but they do indirectly own 369,848 shares of Common
Stock in their capacity as the sole managers and members of Miller & Jacobs
Capital, L.L.C., a U.S. Virgin Islands limited liability company, which in turn
(a) serves as the investment manager for Acadia Master Fund I, Ltd., a Cayman
Islands exempted company ("Acadia Master I") and (b) serves as a sub-advisor with discretionary investment advisory authority for CT Explorer - Miller &
Jacobs, a separately managed account ("CT Explorer").

Item 5.           Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                           Each of Acadia Master I and the owner of the CT
                           Explorer account have the right to receive dividends and the proceeds from the sale of the shares of Common Stock held by such person. Acadia Master I has such right with respect to greater than 5% of the outstanding common stock of the issuer.

Item 7.           Identification  and  Classification  of the Subsidiary Which Acquired the Security Being Reported
                  on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable



Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      -9-

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                      /s/ Jeffrey A. Miller
                                      ------------------------------------------
                                      Jeffrey A. Miller



                                      /s/ Eric D. Jacobs
                                      ------------------------------------------
                                      Eric D. Jacobs


                                      MILLER & JACOBS CAPITAL, L.L.C.


                                      By:
                                          --------------------------------------
                                      Name:
                                      Title:  Managing Member



                                      ACADIA MASTER FUND I, LTD.


                                      By:
                                         ---------------------------------------
                                      Name:
                                      Title:  Director





                                  EXHIBIT INDEX


Exhibits
--------

1.                Joint Filing Agreement, dated February 14, 2007, among Jeffrey
                  A. Miller, Eric D. Jacobs, Miller & Jacobs Capital, L.L.C., and Acadia Master Fund I, Ltd.

                                    EXHIBIT 1
                                    ---------




                             JOINT FILING AGREEMENT



         The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, par value $0.01 per share, of Old Line Bancshares, Inc. is filed jointly, on behalf of each of them.

Dated:  February 14, 2007


                         /s/ Jeffrey A. Miller
                         --------------------------------------------
                         Jeffrey A. Miller



                         /s/ Eric D. Jacobs
                         --------------------------------------------
                         Eric D. Jacobs


                         MILLER & JACOBS CAPITAL, L.L.C.


                         By:
                             ----------------------------------------
                         Name:
                         Title:  Managing Member



                         ACADIA MASTER FUND I, LTD.


                         By:
                            -----------------------------------------
                         Name:
                         Title:  Director